UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11451 Katy Freeway, Suite 500

Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 598-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 25, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into a contribution agreement with PPVA Black Elk (Equity) LLC (“PPVA (Equity)”), whereby PPVA (Equity) made a capital contribution of $10 million in cash in exchange for 10 million of our Class E Preferred Units (the “Class E Units”) and 76 Class B Units (the “Class B Units”), having such rights, preferences and privileges as set forth in our Third Amendment to Second Amended and Restated Limited Liability Operating Agreement of the Company (the “Third Amendment”). In addition, the Company also agreed to issue an additional 43 million Class E Units in exchange for $30.0 million of outstanding Class D Preferred Units and $13.0 million of paid-in-kind dividends. The Class E Units will receive a preferred return of 20% per annum, which will increase from and after March 24, 2014 to 36% per annum.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 25, 2013, the Company entered into the Third Amendment, which was effective as of January 25, 2013.

The Third Amendment amended the Company’s operating agreement to, among other things, establish Class E Units on the terms described above. The Third Amendment permits the issuance of Class E Units in an aggregate amount not to exceed $95.0 million, before giving effect to any capitalized Class E preferred return, for cash or property capital contributions.

The foregoing description of the Third Amendment is not intended to be complete and is qualified in its entirety by reference to the Third Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

3.1	Third Amendment to Second Amended and Restated Operating Agreement of Black Elk Energy Offshore Operations, LLC dated as of January 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amendment to Second Amended and Restated Operating Agreement of Black Elk Energy Offshore Operations, LLC dated as of January 25, 2013.